EXHIBIT 99.77C

Aggressive Growth Fund

The Aggressive Growth Fund shareholders voted on the following proposal at the special meeting of shareholders on May 18, 2004. The resulting votes are presented below:

                                                  Outstanding      Total      Percent   Percent    Percent
                                                     Shares        Voted        For      Against   Abstain
                                                     ------        -----        ---      -------   -------
   1. To approve the new sub-advisory
      agreement for the Aggressive Growth Fund
      between Delaware Management Company (the
      "Adviser") and T. Rowe Price Associates,     30,284,449    25,849,769    70.22%     2.48%     12.66%
      Inc. (the "Sub-Adviser"), with no change
      in the investment adviser or the overall
      management fee that the Fund pays.


Global Asset Allocation

The Global Asset Allocation Fund shareholders voted on the following proposal at the special meeting of shareholders on May 18, 2004. The resulting votes are presented below:

                                                  Outstanding      Total      Percent   Percent    Percent
                                                     Shares        Voted        For      Against   Abstain
                                                     ------        -----        ---      -------   -------
   1.  To approve the new sub-advisory
       agreement for the Aggressive Growth Fund
       between Delaware Management Company (the
       "Adviser") and UBS Global Asset             20,029,242    19,618,767    87.88%     2.26%     7.81%
       Management (Americas) Inc. (the
       "Sub-Adviser"), with no change in the
       investment adviser or the overall
       management fee that the Fund pays.